Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces 2003
Comparable Earnings Per Diluted Share Growth of 15%; Reported EPS Growth of 54%

Company sales reach a record $2.2 billion in 2003.

FULLERTON, California, January 30, 2004 - Beckman Coulter, Inc. (NYSE:BEC) announced today fourth quarter and year ended December 31, 2003 results.

	Three Months Ended			Twelve Months Ended
	2003	2002	% Chg	2003	2002	% Chg
Reported Results
(Amounts in millions, except per share)
Sales	$638.6	$595.5	7.2%	$2,192.5	$2,059.4	6.5%
Net Earnings	$70.4	$33.5	110.1%	$207.2	$135.5	52.9%
Earnings Per Diluted Share	$1.07	$0.53	101.9%	$3.21	$2.08	54.3%

Comparable Results*:
(Amounts in millions, except per share)
Sales	$638.6	$592.4	7.8%	$2,190.6	$2,047.5	7.0%
Constant Currency			3.4%			3.0%
Net Earnings	$59.0	$57.3	3.0%	$181.9	$159.3	14.2%
Earnings Per Diluted Share	$0.90	$0.90		$2.82	$2.45	15.1%

*See following “Comparable Key Product Area Sales”, “Comparable Geographic Sales” and “Net Income and EPS Reconciliation”

- more -

Year-End Overview

Comparable sales, including the benefit of currency, grew 7%, driven by clinical diagnostics and specialty testing products.  Clinical Diagnostics Division comparable sales grew about 9%, aided by new products.  Biomedical Research Division comparable sales grew nearly 3%, in a market that was constrained by reduced capital spending in biotechnology and pharmaceutical research.

John P. Wareham, chairman and chief executive officer, said, “Beckman Coulter’s growth in 2003 was fueled by a large number of brilliant new products.  Our approach in the diagnostics market is to enable hospital laboratories to reduce labor and increase efficiency through automation, workstation consolidation, and an ever-increasing menu of tests.  In Biomedical Research, we are evolving from a provider of ‘tools’ to a provider of ‘solutions’ for genomic, proteomic and cellular research.  Our new ProteomeLab™ PF 2D fractionation system is an excellent example of our approach.”

Continued Wareham, “Beckman Coulter’s unique aftermarket business model generates considerable cash flow.  Prudent management of working capital and the positive impact of unusual items led to robust free cash flow(1) of nearly $250 million, before making about $150 million in pension plan contributions.  The strong cash flow also allowed us to reduce bank debt by $102 million.  In six years, we have reduced our debt by more than $635 million.  During the year, we bought back 1.2 million shares at an average purchase price of $34.93 and, mid-year, increased the quarterly dividend by 22% to $0.11 per share.”

Beckman Coulter’s earnings for the year were impacted by a number of items, as outlined in the “Net Income and EPS Reconciliation” attachment. The net of these unusual items added $25.3 million to net earnings, resulting in reported earnings per diluted share of $3.21.  Earnings per diluted share before these unusual items were $2.82, an increase of 15.1% over 2002.

(1)                    Net cash flows from operating activities ($231M) less capital expenditures ($133M).

Fourth Quarter Discussion

Comparable sales, including the benefit of currency, grew 7.8%.  Comparable sales for the Clinical Diagnostics Division grew nearly 10%, driven by significant product sales in immunoassay and hematology.  Immunodiagnostic product area sales were up 9.5%, with the immunoassay portion growing over twice as fast, lifted by placements of the new UniCel DxI™ 800 Access® high-volume immunoassay system.  Clinical Diagnostics growth was also supported by a 15% increase in hematology product area sales, due to new system introductions and group purchasing contracts.

In spite of the continued softness in research capital spending by biotechnology firms and pharmaceutical companies, comparable sales for the Biomedical Research Division grew nearly 4%. The specialty testing product area grew more than 10%, boosted by sales of the Cytomics FC500 series of flow cytometers.

Geographically, on a constant currency basis, sales were strongest in the Americas, primarily in Clinical Diagnostics.  Reported sales in both Asia and Europe were up but declined on a constant currency basis mainly due to lower sales in Biomedical Research. Overall, currency added 4.4 percentage points to worldwide comparable sales growth.

During the fourth quarter of 2003, the company settled a breach of contract litigation with Flextronics International Ltd., resulting in a $23 million payment to Beckman Coulter.  This impacted comparisons with prior year quarter, as did an unrelated patent litigation settlement in 2002 (see “Net Income and EPS Reconciliation”).  Operating income, before unusual items, grew to $96 million, or 15.1% of sales.  Reported operating income was $115 million or 18.0% of sales.  As expected, significant gross profit improvements were offset by higher selling, general and administrative expenses associated with employee incentive compensation and new product launches.  Non-operating expenses were higher than prior year by $3.5 million, with currency hedging costs the major factor.

Reported net earnings grew to $70.4 million or earnings per diluted share of $1.07.  Net earnings were $59 million or $0.90 per diluted share, excluding the impact of the items outlined on the “Net Income and EPS Reconciliation.”

The following business developments and product announcements were significant in the fourth quarter:

Business Developments

•                  Declared a $0.11 per share quarterly dividend, the 58th consecutive payout.

•                  Entered agreement with R&D Systems to expand immunoassay test portfolio.

•                  Signed agreements with Health Trust and Novation for hematology systems.

•                  Settled breach of contract litigation with Flextronics International Ltd., for $23 million.

•                  Partnered with THYMED, GmbH to develop standard immune monitoring solutions.

•                  Acquired the assets of Q3DM Inc. for high-resolution cell imaging.

•                  Appointed Scott Garrett President and Chief Operating Officer of the corporation.

Product Announcements

•                  Shipped new high-performance COULTER® LH 500 hematology analyzer for mid- to high-volume clinical laboratories.

•                  Biosite Incorporated announced FDA clearance of a B-type natriuretic peptide (BNP) cardiac test manufactured by Beckman Coulter and marketed by Biosite for use on Beckman Coulter immunoassay systems.

2004 Outlook

Said Wareham, “2004 will be a year of implementation for the Clinical Diagnostics Division, as we harvest the fruits of our recent product introductions.  In Biomedical Research, we’ve weathered the weakness in research capital spending and have focused our efforts on the faster growing segments, such as proteomics.  We’ve also moved existing products into new markets or combined them with automation to offer more complete solutions.”

Continued Wareham, “For the year 2004, depending on currency, sales should grow 7 to 8%, with 7 to 9% growth in Clinical Diagnostics and 5 to 6% growth in Biomedical Research.  Before the effect of unusual items in 2003, net earnings should grow 13 to 15%, while earnings per diluted share should grow 11 to 13%, based on a share count of about 66 million shares. The tax rate on operations is expected to increase from 27% in 2003 to 28% in 2004, as previously announced.”

Concluded Wareham, “Looking specifically at the first quarter, sales should grow 8 to 10%, depending on currency, led by continued strength in the Clinical Diagnostics Division and the specialty testing product area.  Earnings per diluted share should be $0.48 to $0.52, with higher operating profit somewhat offset by higher non-operating expenses.”

Investor Conference Call

As previously announced, there will be a conference call today, Friday, January 30, 2004 at 9:30 am ET to discuss the fourth quarter and year ended December 31, 2003 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “more IR info” under Investor Relations and find the call listed under “What’s New”.  The webcast will be archived on both websites for future on-demand replay through Friday, February 13, 2004.

This press release contains forward-looking statements regarding the company’s outlook for 2004, including expectations for developments in the clinical diagnostics and biomedical research markets, sales, net earnings, earnings per diluted share growth, share count, tax rate, and operating profit. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry and the availability of capital to clinical diagnostics and biomedical research customers.  Other factors include the actual timing of product introductions, changes in tax laws both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations.

Beckman Coulter, Inc. is a leading manufacturer of instrument systems, chemistries and supplies that simplify and automate laboratory processes.  At the forefront of medical discovery, in clinical research and through the often life-saving process of clinical diagnostics, Beckman Coulter’s 200,000 installed systems provide essential biomedical intelligence to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64% of this amount generated by recurring revenue from supplies, test kits and services. For more information, access the Beckman Coulter World Wide Web Information Service at www.beckmancoulter.com.

BECKMAN COULTER, INC.
FOURTH QUARTER REPORT
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in million, except per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Sales	$638.6	$595.5	$2,192.5	$2,059.4

Cost of sales	334.2	326.5	1,144.8	1,124.9

Gross profit	304.4	269.0	1,047.7	934.5

Operating costs and expenses:
Selling, general and administrative	157.5	132.1	555.3	490.3
Research and development	54.9	45.7	194.3	181.4
Restructure charge	—	—	18.5	—
Litigation settlements	(23.0)	39.3	(49.9)	39.3
Total operating cost and expenses	189.4	217.1	718.2	711.0

Operating income	115.0	51.9	329.5	223.5

Non-operating (income) and expense:
Interest income	(2.5)	(1.9)	(9.9)	(7.8)
Interest expense	8.6	11.5	40.2	45.7
Other, net	10.1	3.1	26.4	6.7
Total non-operating expenses	16.2	12.7	56.7	44.6

Earnings before income taxes	98.8	39.2	272.8	178.9
Income taxes	28.4	5.7	65.6	43.4

Net earnings	$70.4	$33.5	$207.2	$135.5

Basic earnings per share	$1.14	$0.54	$3.38	$2.19

Weighted average number of basic shares outstanding (in thousands)	61,828	61,696	61,212	61,777

Diluted earnings per share	$1.07	$0.53	$3.21	$2.08

Weighted average number of basic and dilutive shares outstanding (in thousands)	65,734	63,807	64,493	65,060

Dividends declared per share	$0.110	$0.090	$0.400	$0.350

See following “Net Income and EPS Reconciliation”

BECKMAN COULTER, INC.
FOURTH QUARTER REPORT
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in millions)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$74.6	$91.4
Trade and other receivables, net	580.0	544.4
Inventories	389.0	363.7
Deferred income taxes	52.6	9.4
Other current assets	65.0	47.3
Total current assets	1,161.2	1,056.2

Property, plant and equipment, net	398.9	370.8
Goodwill	388.8	357.8
Other intangibles, net	323.4	346.2
Other assets	285.9	132.6
Total assets	$2,558.2	$2,263.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$39.3	$140.2
Accounts payable, accrued expenses and other liabilities	484.8	400.4
Income taxes	54.1	71.0
Total current liabilities	578.2	611.6

Long-term debt, less current maturities	625.6	626.6
Deferred income taxes	151.9	41.7
Other liabilities	304.8	391.6
Total liabilities	1,660.5	1,671.5

Stockholders’ equity:
Common stock	6.2	6.1
Additional paid-in-capital	323.8	259.4
Retained earnings	639.9	457.4
Treasury stock, at cost	(76.2)	(38.3)
Common stock held in grantor trust	(14.1)	(14.1)
Grantor trust liability	14.1	14.1
Unearned compensation	(3.1)	—
Accumulated other comprehensive income (loss)	7.1	(92.5)
Total stockholders’ equity	897.7	592.1
Total liabilities and stockholders’ equity	$2,558.2	$2,263.6

BECKMAN COULTER, INC
FOURTH QUARTER REPORT
KEY PRODUCT AREA SALES
(Amounts in millions)
Unaudited

	Three Months Ended December 31, 2003			Twelve Months Ended December 31, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$173.8	5.7	2.1	$619.7	7.0	4.0
Immunodiagnostics	120.1	9.5	5.4	423.7	10.7	6.6
Subtotal Chemistry	293.9	7.2	3.4	1,043.4	8.5	5.0

Hematology	144.3	15.3	11.4	497.9	9.0	5.5
Total Clinical Diagnostics	438.2	9.8	5.9	1,541.3	8.7	5.2

Robotic Auto/Genetic Analysis	48.3	(9.9)	(14.9)	153.9	(8.7)	(13.2)
Centrifuge/Analytical Systems	84.7	3.7	(1.5)	275.3	(0.4)	(4.8)
Specialty Testing	67.4	10.5	4.1	222.0	13.3	7.0
Total Biomedical Research	200.4	2.1	(3.4)	651.2	1.6	(3.4)

Total Beckman Coulter	$638.6	7.2	2.8	$2,192.5	6.5	2.5

COMPARABLE KEY PRODUCT AREA SALES
(Excluding the revenues of LAO and the impact of adopting EITF 00-21)

	Three Months Ended December 31, 2003			Twelve Months Ended December 31, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$173.8	5.7	2.1	$621.1	7.3	4.2
Immunodiagnostics	120.1	9.5	5.4	424.5	10.9	6.8
Subtotal Chemistry	293.9	7.2	3.4	1,045.6	8.7	5.2

Hematology	144.3	15.3	11.4	499.3	9.4	5.8
Total Clinical Diagnostics	438.2	9.8	5.9	1,544.9	8.9	5.4

Robotic Auto/Genetic Analysis	48.3	(9.9)	(14.9)	153.9	(8.7)	(13.2)
Centrifuge/Analytical Systems	84.7	7.8	2.4	269.8	2.0	(2.6)
Specialty Testing	67.4	10.5	4.1	222.0	13.3	7.0
Total Biomedical Research	200.4	3.7	(1.9)	645.7	2.7	(2.4)

Total Beckman Coulter	$638.6	7.8	3.4	$2,190.6	7.0	3.0

Note: The assets of LAO were sold in the second quarter of 2003.  LAO revenues were $0.0 and $5.9 million for the quarter and year ended December 31, 2003, respectively, and were $3.1 million and $11.9 million for the quarter and year ended December 31, 2002, respectively.  Emerging Issues Task Force (“EITF”) 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a one-time reduction (deferral) of revenue of $4.0 million.

BECKMAN COULTER, INC
FOURTH QUARTER REPORT
GEOGRAPHIC SALES
(Amounts in millions)
Unaudited

	Three Months Ended December 31, 2003			Twelve Months Ended December 31, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Americas	$377.1	7.0	6.2	$1,353.3	4.2	3.8
Europe	177.7	9.9	(1.5)	572.6	11.3	(1.1)
Asia	83.8	2.8	(3.2)	266.6	8.3	3.5

Total Beckman Coulter	$638.6	7.2	2.8	$2,192.5	6.5	2.5

COMPARABLE GEOGRAPHIC SALES
(Excluding the revenues of LAO and the impact of adopting EITF 00-21)

	Three Months Ended December 31, 2003			Twelve Months Ended December 31, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Americas	$377.1	7.7	6.8	$1,350.3	4.9	4.5
Europe	177.7	10.6	(0.8)	573.7	11.5	(0.9)
Asia	83.8	2.8	(3.2)	266.6	8.3	3.5

Total Beckman Coulter	$638.6	7.8	3.4	$2,190.6	7.0	3.0

Note: The assets of LAO were sold in the second quarter of 2003.  LAO revenues were $0.0 and $5.9 million for the quarter and year ended December 31, 2003, respectively, and were $3.1 million and $11.9 million for the quarter and year ended December 31, 2002, respectively.  Emerging Issues Task Force (“EITF”) 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a one-time reduction (deferral) of revenue of $4.0 million.

2003 Net Income and EPS Reconciliation

Q4 2003	Net Income	Diluted EPS
GAAP	$70.4	$1.07
Flextronics litigation	(13.9)
Flextronics related expenses	2.0
Advanced technology investment	0.5
Non-GAAP	$59.0	$0.90

2003 Year-to-Date	Net Income	Diluted EPS
GAAP	$207.20	$3.21
Coulter escrow settlement	(27.7)
Restructure charge	11.8
EITF 00-21 adoption	0.7
Flextronics litigation settlement	(13.9)
Flextronics related expenses	3.3
Advanced technology investment	0.5
Non-GAAP	$181.90	$2.82

Certain disclosures prepared in accordance with Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP.  Management has determined that inclusion of these disclosures provides investors a more meaningful presentation of the company’s results.

These non-GAAP disclosures exclude the following:

Currency Impacts on Reported Revenues - We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior period’s foreign currency exchange rate.  This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year period and the current period.

EITF 00-21 and Business Asset Sale (LAO) Impact on Reported Revenues - EITF 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral.  Also, the assets of LAO were sold in the second quarter of 2003.  LAO revenues were $0.0 and $5.9 million for the quarter and year ended December 31, 2003, respectively, and were $3.1 million and $11.9 million for the quarter and year ended December 31, 2002, respectively.

EITF 00-21 Adoption Impact on Net Income – The revenue deferral of $4.0 million less $3.0 million for the estimated costs that would have been accrued to costs of goods sold under the company’s previous method of accounting, resulted in a $0.7 million after tax reduction of net income, or a $0.01 reduction in diluted EPS for the year ended December 31, 2003

Restructure Charge – In the first quarter of 2003, a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.18 for the year ended December 31, 2003 was recorded associated with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.

Litigation Settlements:

2003 - Coulter escrow account – In the first quarter of 2003, a non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million after taxes), was recorded resulting in a net credit of $27.7 million after taxes or a diluted EPS credit of $0.43 for the year ended December 31, 2003.  This amount resulted from the settlement of an escrow account created as part of the 1997 acquisition of Coulter Corporation.

2003 - Flextronics - In the fourth quarter of 2003, the company recorded a $23.0 million settlement received from Flextronics related to a lawsuit originally filed in 2001 seeking damages for breach of contract and other claims.  During the quarter and year ended 2003, the company incurred approximately $3.4 million and $5.6 million, respectively, of direct and incremental costs, recorded in S,G&A, related to this settlement.  The settlement net of the $5.6 million costs results in an after tax credit of $10.6 million or a diluted EPS credit of $0.16 for the year ended December 31, 2003.

2002 - Settlement Charge – In the fourth quarter of 2002, the company recorded a $39.3 million litigation charge, including related expenses, associated with a patent infringement settlement.  This resulted in an after tax charge of $23.8 million or a diluted EPS charge of $0.37 for the quarter and year ended December 31, 2002.

Advanced Technology Investment – In the fourth quarter of 2003, the company utilized a portion of the proceeds from the Flextronics settlement and invested approximately $0.8 million in an advanced technology for clinical diagnostics.  The amount was charged to research and development expense as the technology is in its early stages.  The impact of this investment resulted in an after tax charge of $0.5 million or a diluted EPS charge of $0.01 for the quarter and year ended December 31, 2003.

###